UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report: January 24, 2020

TIFFANY & CO.

(Exact name of Registrant as specified in its charter)

Delaware	1-9494	13-3228013
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Fifth Avenue, New York, NY 10010
(Address of principle executive offices and zip code)

Registrant’s telephone number, including area code: (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TIF	New York Stock Exchange

Indicate by check mark whether Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 8.01.	Other Events.

This Current Report on Form 8-K discloses certain additional information relating to the previously announced Agreement and Plan of Merger, dated November 24, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among Registrant, LVMH Moët Hennessy – Louis Vuitton SE, a societas Europaea (European company) organized under the laws of France (“Parent”), Breakfast Holdings Acquisition Corp., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Holding”), and Breakfast Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Holding (“Merger Sub”), providing for the merger of Merger Sub with and into Registrant (the “Merger”), with Registrant continuing as the surviving company in the Merger and an indirect wholly owned subsidiary of Parent.

In connection with the Merger Agreement and the transactions contemplated thereby, on January 6, 2020, Registrant filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with respect to the special meeting of Registrant’s stockholders scheduled to be held on February 4, 2020 in connection with the Merger (the “Special Meeting”). As previously disclosed in the Definitive Proxy Statement, at that time, two purported stockholder complaints had been filed against Registrant and the members of the board of directors of Registrant in the United States District Court for the Southern District of New York and in the United States District Court for the District of Delaware, captioned Stein v. Tiffany & Co., et al., Case No. 1:19-cv-11926 (S.D.N.Y.), and Thompson v. Tiffany & Co., et al., Case No. 1:20-cv-00009 (D. Del.), and filed on December 30, 2019 and January 3, 2020, respectively. The plaintiff in the Thompson action purports to sue on behalf of a putative class of Registrant’s stockholders.

Following the filing of the Definitive Proxy Statement with the SEC, on January 8, 2020, two additional complaints were filed against Registrant and the members of the board of directors of Registrant in the United States District Court for the Southern District of New York by purported stockholders of Registrant, captioned Federman v. Tiffany & Co., et al., Case No. 1:20-cv-00159 (S.D.N.Y.), and Daka v. Tiffany & Co., et al., Case No. 1:20-cv-00170 (S.D.N.Y.), respectively. The complaints allege that the Definitive Proxy Statement filed with the SEC on January 6, 2020 was materially incomplete, false or misleading in certain respects, thereby allegedly violating Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (15 U.S.C. §§ 78n(a), 78t(a)) and SEC Rule 14a-9 (17 C.F.R. § 240.14a-9) promulgated thereunder. The complaints purport to seek injunctive relief and money damages. Registrant believes the allegations in these actions are without merit.

While Registrant believes that no additional disclosure is required to supplement the Definitive Proxy Statement under applicable laws, to minimize the costs, risks and uncertainties inherent in litigation, to avoid any potential delay of the consummation of the Merger and to provide additional information to Registrant’s stockholders, and without admitting any liability or wrongdoing, Registrant has elected to moot the disclosure claims with certain supplemental disclosures to the Definitive Proxy Statement as set forth below. Nothing herein shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. To the contrary, Registrant denies all allegations in the lawsuits that any additional disclosure was or is required and denies that it has committed any violation of law.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This supplemental information to the Definitive Proxy Statement should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety, including the annexes thereto. All page references in the information below are to pages in the Definitive Proxy Statement, and all terms used but not defined below shall have the meanings set forth in the Definitive Proxy Statement.

The following underlined language is added to, and the stricken language removed from, the second paragraph on page 55 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Centerview Partners—Discounted Cash Flow Analysis.”

In performing this analysis, Centerview calculated a range of equity values for the Company by (a) discounting to present value as of October 31, 2019 using discount rates ranging from 7.5% to 8.5% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention: (i) the forecasted fully taxed unlevered free cash flows of the Company over the period beginning October 31, 2019 and ending on January 31, 2025 as calculated by Centerview as set forth in the section entitled “The Merger—Certain Company Forecasts” beginning on page 65, and (ii) a range of implied terminal values of the Company at the end of the Forecast period, calculated by Centerview applying an illustrative range of enterprise value to EBITDA multiples of 13.0x to 18.0x, which Centerview selected utilizing its professional judgment and expertise, to the Company’s EBITDA for the terminal year (approximately $1.5 billion), as set forth in the section entitled “The Merger—Certain Company Forecasts” beginning on page 65 and (b) subtracting from the foregoing results the Company’s net debt as of October 31, 2019 (approximately $465 million), calculated based on ~~as set~~

~~forth in~~ the internal data. Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of common stock as of October 31, 2019 (approximately 122 million, calculated based on the internal data) to derive a reference range of implied values per share of approximately $118 to $166, rounded to the nearest dollar. Centerview compared this range to the merger consideration of $135.00 per share to be paid to the holders of shares of common stock (other than excluded shares) pursuant to the merger agreement.

The following underlined language is added to the second bullet point of the second-to-last full paragraph on page 55 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Centerview Partners—Other Factors.”

Analyst Price Target Analysis. Centerview reviewed stock price targets for the shares of common stock in twenty-one (21) individual Wall Street research analyst reports publicly available as of October 25, 2019 (the last trading day prior to the first media accounts regarding a possible acquisition of the Company by Parent), which indicated low and high stock price targets for the shares of common stock ranging from approximately $80 to $122, respectively, per share, rounded to the nearest dollar, with the average of such stock price targets being $106 per share, rounded to the nearest dollar.

The following underlined language is added to, and the stricken language removed from, the first paragraph on page 59 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs—Implied Premia and Multiples.”

Goldman Sachs calculated the implied equity value of the Company for purposes of calculating the foregoing multiples by multiplying the merger consideration of $135.00 per share of common stock by the total number of fully diluted shares of common stock outstanding as of October 31, 2019 of approximately 122 million, calculated using information provided by the Company’s management using the treasury stock method. Goldman Sachs calculated the implied enterprise value of the Company for purposes of calculating the foregoing multiples by adding to the implied equity value it calculated as described above, the Company’s net debt (defined for this purpose as the Company’s debt less cash, including the value of non-controlling interest, and referred to as “Net Debt”) as of October 31, 2019 of approximately $465 million, calculated using information ~~as~~ provided by the Company’s management.

The following underlined language is added to the first full paragraph on page 60 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs—Premia Paid Analysis.”

Goldman Sachs reviewed and analyzed, using publicly available data obtained from Dealogic databases, the premia paid in 316 acquisitions of publicly traded companies in the United States announced during the period from January 1, 2014 through November 20, 2019 in which the target company had an implied enterprise value of $1 billion or more. For the entire period and for each calendar year through November 20, 2019, Goldman Sachs calculated the average premia, and for the entire period also the median premia, of the price paid in acquisitions announced during such period relative to (i) the target company’s share price one trading day prior to the announcement or leak of the transaction (the “undisturbed price”), (ii) the target company’s highest closing share price over the 52-week period prior to the original announcement of the transaction and (iii) the target company’s highest closing share price over the 104-week period prior to the original announcement of the transaction. The following shows a summary of the results of the review:

The following underlined language is added to, and the stricken language removed from, the third-to-last full paragraph on page 62 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs—Selected Publicly Traded Companies Analysis.”

Based on the results of the foregoing calculations of implied EV / FY2019E EBITDA and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a range of enterprise value to EBITDA multiples of 8.3x to 15.9x to the Company’s estimated EBITDA for fiscal year 2019 as reflected in the management projections, to derive a range of implied enterprise values for the Company. Goldman Sachs subtracted from this range of implied enterprise values the Company’s Net Debt as of October 31, 2019 of approximately $465 million, calculated using information ~~as~~ provided by management, and divided the result by the implied total number of fully diluted shares of common stock outstanding as of October 31, 2019 ranging from 121 million to 122 million, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of implied values per share of common stock of $65 to $126, as rounded to the nearest dollar.

The following underlined language is added to, and the stricken language removed from, the second-to-last full paragraph on page 63 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman

Sachs—Selected Precedent Transactions Analysis.”

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a reference range of enterprise value to LTM EBITDA multiples of 12.0x to 20.6x to the Company’s estimated EBITDA for the twelve (12) month period ended October 31, 2019, as provided by management, to derive a range of implied enterprise values for the Company. Goldman Sachs subtracted from this range of implied enterprise values the Company’s Net Debt as of October 31, 2019 of approximately $465 million, calculated using information ~~as~~ provided by management, and divided the result by the implied total number of fully diluted common stock outstanding as of October 31, 2019 ranging from 121 million to 122 million, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of implied values per share of common stock of $93 to $160, as rounded to the nearest dollar.

The following underlined language is added to the last paragraph on page 63 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs—Illustrative Discounted Cash Flow Analysis.”

Using discount rates ranging from 6.5% to 7.5%, reflecting estimates of the Company’s weighted average cost of capital, and a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for the Company, by discounting to present value as of October 31, 2019, (a) the estimates of the unlevered free cash flow to be generated by the Company for the period from November 1, 2019 to January 31, 2025, as reflected in the management projections, and (b) a range of illustrative terminal values for the Company as of January 31, 2025, calculated by applying a range of terminal year multiples of 12.0x to 15.0x to the Company’s estimated terminal year EBITDA of approximately $1.5 billion, as reflected in the management projections (which analysis implied perpetuity growth rates ranging from 2.4% to 4.2%). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally.

The following underlined language is added to, and the stricken language removed from, the first full paragraph on page 64 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs—Illustrative Discounted Cash Flow Analysis.”

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it calculated for the unlevered free cash flow and illustrative terminal values, as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived the Company’s Net Debt as of October 31, 2019 of approximately $465 million, calculated using information ~~as~~ provided by management, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values by the implied total number of fully diluted common stock outstanding as of October 31, 2019 of approximately 122 million, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of illustrative present values per share of common stock of $117 to $149, as rounded to the nearest dollar.

The following underlined language is added to the second-to-last paragraph on page 65 of the Definitive Proxy Statement in the section entitled “The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs—General.”

The Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to an engagement letter between the Company and Goldman Sachs, dated November 15, 2019, the Company engaged Goldman Sachs to act as one of its financial advisors in connection with the merger. The engagement letter provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $34 million plus an additional discretionary fee of up to approximately $16 million (the amount of such fee, if any, to be determined by the Company in its sole discretion), all of which is contingent upon completion of the merger. In addition, the Company agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

The following table replaces the table on page 67 of the Definitive Proxy Statement in the section entitled “The Merger—Certain Company Forecasts.”

Projections Included in or Calculated from the Management Projections ($ in millions, except for EPS and Dividends Per Share)

	FY 2019		FY 2020	FY 2021	FY 2022	FY 2023	FY 2024
Revenue	$4,405		$4,554	$4,836	$5,209	$5,615	$6,042
EBITDA(1)	$1,002		$1,023	$1,100	$1,227	$1,359	$1,503
Unlevered Free Cash Flow(2)	$379	(3)	$309	$386	$528	$613	$711
EPS	$4.55		$4.66	$5.14	$5.81	$6.62	$7.51
Dividends Per Share	$2.29		$2.35	$2.59	$2.93	$3.33	$3.78

(1)	Refers to earnings before interest, taxes, depreciation and amortization.
(2)

Calculated as net operating profit after tax less capital expenditures and investment in working capital plus depreciation and amortization. Unlevered free cash flow was arithmetically calculated by representatives of Centerview and Goldman Sachs from the management projections prepared and provided for, and approved by the Company for use by, Centerview and Goldman Sachs.

(3)

For purposes of its discounted cash flow analysis, Goldman Sachs used estimates of unlevered free cash flow calculated from the management projections for the fourth fiscal quarter of 2019 of $338 million.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Registrant by Parent pursuant to the Merger Agreement. In connection with the proposed acquisition, Registrant has filed the Definitive Proxy Statement with the SEC and mailed the Definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the Special Meeting relating to the proposed acquisition. INVESTORS AND SECURITY HOLDERS OF REGISTRANT ARE URGED TO READ CAREFULLY ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING REGISTRANT’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT REGISTRANT AND THE PROPOSED ACQUISITION. Investors and security holders are able to obtain copies of the Definitive Proxy Statement and other documents filed with the SEC (when available) free of charge at the SEC’s website at www.sec.gov or at Registrant’s website at investor.tiffany.com/financial-information or by writing to the Corporate Secretary at 200 Fifth Avenue, New York, New York 10010, Attn: Corporate Secretary (Legal Department).

Participants in Solicitation

Registrant and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Registrant’s stockholders in respect of the proposed acquisition. Information about the directors and executive officers of Registrant is set forth in its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 17, 2019, and the Definitive Proxy Statement filed with the SEC in connection with the proposed acquisition on January 6, 2020. Other information regarding the participants in the proxy solicitations in connection with the proposed acquisition, and a description of any interests that they have in the proposed acquisition, by security holdings or otherwise, may be contained in other relevant materials filed with the SEC regarding the proposed acquisition when they become available. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via Registrant’s Investor Relations section of its website at investor.tiffany.com/financial-information.

Forward-Looking Statements

Certain statements in this communication including, without limitation, statements relating to the proposed acquisition, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed acquisition and the anticipated benefits thereof. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements.

These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in forward-looking statements, including, as a result of factors, risks and uncertainties over which we have no control. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include, but are not limited to, the following: (i) conditions to the completion of the proposed acquisition, including stockholder approval of the proposed acquisition, may not be satisfied or the regulatory approvals required for the proposed acquisition may not be obtained, in each case, on the terms expected or on the anticipated schedule, which contemplates closing of the acquisition in the middle of 2020; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or affect the ability of the parties to recognize the benefits of the proposed acquisition; (iii) the effect of the announcement or pendency of the proposed acquisition on Registrant’s business relationships, operating results, and business generally; (iv) risks that the proposed acquisition disrupts Registrant’s current plans and operations and potential difficulties in Registrant’s employee retention as a result of the proposed acquisition; (v) risks that the proposed acquisition may divert management’s attention from Registrant’s ongoing business operations; (vi) potential litigation that may be instituted against Registrant or its directors or officers related to the proposed acquisition or the Merger Agreement and any adverse outcome of any such potential litigation; (vii) the amount of the costs, fees, expenses and other charges related to the proposed acquisition, including in the event of any unexpected delays; (viii) other risks to consummation of the proposed acquisition, including the risk that the proposed acquisition will not be consummated within the expected time period, or at all, which may affect Registrant’s business and the price of the common stock of Registrant; (ix) any adverse effects on Registrant by other general industry, economic, business and/or competitive factors; and (x) such other factors as are set forth in Registrant’s periodic public filings with the SEC, including but not limited to those described under the headings “Risk Factors” and “Forward Looking Statements” in its Form 10-K for the fiscal year ended January 31, 2019 and its Form 10-Q for the quarterly period ended October 31, 2019, the Definitive Proxy Statement and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Registrant’s financial condition, results of operations, credit rating, liquidity or stock price. In addition, there can be no assurance that the proposed acquisition will be completed, or if it is completed, that it will close in the middle of 2020, as anticipated, or that the expected benefits of the proposed acquisition will be realized.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. Registrant does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by Registrant or any other person that the events or circumstances described in such statement are material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIFFANY & CO.
(Registrant)

By:	/s/ Leigh M. Harlan
Leigh M. Harlan
Senior Vice President, Secretary and General Counsel

Date: January 24, 2020